Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-171736) and related Prospectus of Cheniere Energy, Inc. for the resale of up to 10,125,000 shares of common stock, and to the incorporation by reference therein of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of Cheniere Energy, Inc., and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
January 31, 2011